Exhibit 5.2

99 Bishopsgate
London EC2M 3XF
United Kingdom
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2 May 2019 Aon Corporation 200 E. Randolph Street Chicago, IL 60601 United States of America Aon plc The Aon Centre The Leadenhall Building 122 Leadenhall Street London EC3V 4AN United Kingdom

Ladies and Gentlemen:

Re:	Registration Statement on Form S-3 relating to the 3.750% Senior Notes due 2029 (the “Notes”) of Aon Corporation (the “Issuer”) and guaranteed by Aon plc (the “Guarantor”)

We have acted as English legal advisers to the Guarantor in relation to the issue of the Notes. The Issuer originally filed the registration statement on Form S-3ASR on 25 September 2018 with the Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), as the same may be amended from time to time (the “Registration Statement”). The Notes are to be issued pursuant to the terms of the indenture dated 3 December 2018 entered into between the Issuer, the Guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”) (the “Indenture”).

The Registration Statement relates to the offer and sale by the Issuer of the Notes.

1.	INTRODUCTION

1.1	Purpose

This letter is being rendered to you pursuant to Form S-3.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Indenture unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter we have reviewed only the following documents and conducted only the following enquiries and searches:

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, European lawyers or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

(a)	a search at Companies House in respect of the Guarantor conducted on 26 April 2019 and updated on 2 May 2019;

(b)

an enquiry at the Central Registry of Winding Up Petitions, London on 26 April 2019 at 10:03 am with respect to the Guarantor and updated on 2 May 2019 at 10:00 am ((a) and (b) together, the “Searches”);

(c)	a PDF signed copy of a certificate of a director or secretary of the Guarantor dated today’s date (the “Certificate”);

(d)	a PDF executed copy of the Indenture between the Issuer, the Guarantor and the Trustee and containing the guarantee of the Notes by the Guarantor (the “Guarantee”); and

(e)	a draft of the Registration Statement.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with English law (including European Union law to the extent directly applicable), and relate only to English law (including European Union law to the extent directly applicable), as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINIONS

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, it is our opinion that, as at today’s date:

2.1	Corporate Existence

The Guarantor has been incorporated and is existing as a company under the laws of England. The Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Guarantor.

2.2	Corporate Authority

The execution of the Indenture has been duly authorised by all necessary corporate action on the part of the Guarantor.

2.3	Capacity

The Guarantor has the requisite corporate capacity to enter into the Indenture and to perform its obligations thereunder.

2.4	Due Execution

The Indenture and the notation of Guarantee contained therein have been duly executed and delivered by the Guarantor.

2.5	No Conflict

The entry into and performance of its obligations under the Indenture by the Guarantor does not:

(a)	violate the provisions of its articles of association; or

(b)	violate any existing laws of England applicable to companies generally.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Registration Statement.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressees of any change in circumstances happening after the date of this letter which would alter our opinions.

4.	DISCLOSURE AND RELIANCE

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion also may be relied upon by Latham & Watkins LLP in connection with the issuance of its opinion letter in connection with the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by the Issuer with the SEC under the Securities Act. This letter may not be relied upon by you for any other purpose.

We hereby consent to the filing of this letter as an exhibit to the Guarantor’s Form 8-K dated 2 May 2019 and to the use of our name in the prospectus contained under the caption “Legal matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Latham & Watkins LLP

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

1.	GENUINE, AUTHENTIC AND COMPLETE DOCUMENTS/SEARCHES

(a)

The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)

that all documents, forms and notices which should have been delivered to the UK Companies House in respect of the Guarantor have been so delivered, that the results of the Searches are complete and accurate, and that the position has not changed since the times at which the Searches were made;

(c)	that the contents of the Certificate are correct in all respects and the attachments to the Certificate are complete, accurate and up to date; and

(d)	that the Guarantor has not passed any new resolutions affecting, terminating, revoking or superseding the resolutions contained in the Certificate reviewed by us.

2.	OTHER DOCUMENTS OR ARRANGEMENTS

(a)	That the Indenture remains accurate and complete and has not been amended, terminated or otherwise discharged as at the date of this letter; and

(b)

the absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings, amending, rescinding or modifying or suspending any of the terms of the Indenture or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of the Indenture.

3.	REPRESENTATIONS AND WARRANTIES

That all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading.

4.	FILINGS, APPROVALS, CONSENTS ETC.

That no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of the Indenture and the Notes by any of the parties thereto or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits.

5.	INSOLVENCY

That none of the parties to the Indenture has taken any corporate or other action nor have any steps been taken or legal proceedings been started against any such party for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, any such party or all or any of its or their assets (or any analogous proceedings in any jurisdiction) and none of the parties to the Indenture is unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, or is insolvent or has been dissolved or declared bankrupt.

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

1.	LIMITATIONS OF SEARCHES

The Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court.

2.	INSOLVENCY

The opinions set out in this letter are subject to:

(a)	any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and

(b)

an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

3.	MATTERS OF FACT

We express no opinion as to matters of fact.